SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------
                                     FORM 15
                                -----------------


             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 0-16841


                        OSBORN COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                                130 Mason Street
                               Greenwich, CT 06830
                                 (203) 629-0905
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


         Common Stock, par value $0.01 per share (Title of each class of securities covered by this Form)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  /X/            Rule 12h-3(b)(1)(i)  /X/
      Rule 12g-4(a)(1)(ii) / /            Rule 12h-3(b)(1)(ii) / /
      Rule 12g-4(a)(2)(i)  / /            Rule 12h-3(b)(2)(i)  / /
      Rule 12g-4(a)(1)(ii) / /            Rule 12h-3(b)(2)(ii) / /
                                          Rule 15d-6           / /

      Approximate number of holders of record as of the certificate or notice date: one

      Pursuant to the requirements of the Securities Exchange Act of 1934 Osborn Communications Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 20, 1997       By: /s/ Frank D. Osborn
                                  --------------------------------------
                                  Frank D. Osborn
                                  President and Chief Executive Officer